Exhibit 99.1

LP Successfully Completes Consent Solicitation Relating to Its 10.875% Senior Subordinated Notes

Portland, Ore. (March 25, 2004) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today the successful completion of its solicitation of consents from holders of its 10.875% Senior Subordinated Notes due in 2008 (the “Notes”) to amend the indenture governing the Notes.  The amendments, which became operative today, suspend substantially all of the restrictive covenants contained in the indenture, subject initially to LP’s maintenance of specified corporate credit ratings, and relax certain other restrictive covenants contained in the indenture.  The amendments do not affect the terms of any indebtedness of LP other than the Notes.

As of 5:00 p.m. EST on March 24, 2004 (the “Consent Date”), holders of approximately 93% of the outstanding principal amount of the Notes had validly delivered consents to the indenture amendments and had validly tendered their Notes for purchase by LP.  In addition, holders of less than 1% of the outstanding principal amount of the Notes had validly delivered consents without tendering their Notes.  LP intends to pay for all such consents and Notes promptly.  LP estimates that it will record a charge of approximately $38 million in the first quarter of 2004 related to the premium and associated expenses paid for this tender offer and consent solicitation.

LP’s tender offer and consent solicitation relating to the Notes are subject to the terms and conditions set forth in LP’s Offer to Purchase and Consent Solicitation Statement dated March 11, 2004.  The tender offer for the Notes will expire at 9:00 a.m. EDT on April 8, 2004 (the “Expiration Date”), unless extended.  Notes tendered after the Consent Date may not be withdrawn.  No consents delivered after the Consent Date will be accepted or paid for, and holders of Notes tendered after the Consent Date but prior to the Expiration Date will not be entitled to receive any consent payment.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes and does not set forth all the terms and conditions of the offer and consent solicitation.  Holders of Notes should carefully read LP’s Offer to Purchase and Consent Solicitation Statement and the accompanying materials for a complete description of all terms and conditions before any decision is made with respect to the tender offer and consent solicitation.  LP does not make any recommendation as to whether or not any holder should tender Notes.  Additional information concerning the terms of the tender offer and consent solicitation, the procedure for tendering Notes and the conditions to the tender offer and consent solicitation may be obtained by calling Goldman, Sachs & Co. by calling (800) 828-3182.  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005, (888) 628-9011.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.